Exhibit 99.1

Owlet Baby Care, the Connected Nursery Ecosystem that Delivers Data-Driven Technology to Modern Parenting, to Become Publicly Traded via Merger with Sandbridge Acquisition Corporation

●	Owlet Baby Care is bringing a data-driven connectivity platform to the nursery while simplifying life for parents
●	Combined company to have an implied initial enterprise value of approximately $1,074 million, with the company expected to have up to an estimated $325 million in cash after closing
●
Top-tier investors, including Fidelity Management & Research LLC, Janus Henderson Investors, Neuberger Berman Funds, OrbiMed, private funds affiliated with PIMCO, and Wasatch Global Investors, anchor fully committed PIPE of $130 million, which combines with $230 million of cash held in SPAC trust account to bring post-transaction equity value of the combined company to $1,389 million

●	Transaction enables deeper investment in expanding connected ecosystem and pursuing telehealth platform
●	Ken Suslow and Domenico De Sole to represent Sandbridge on the post-transaction Board
●	Leading existing institutional backers of Owlet, including Eclipse Ventures and Trilogy Equity Partners, to roll 100% of their equity

Lehi, UT and Los Angeles — February 16, 2021 — Owlet Baby Care Inc. (“Owlet” or the “Company”) and Sandbridge Acquisition Corporation (NYSE: SBG.U) (“Sandbridge”), a special purpose acquisition company co-sponsored by affiliates of Sandbridge Capital and PIMCO private funds, announced today that they have entered into a definitive merger agreement. Upon completion of the transaction, the combined company’s securities are expected to be traded on the New York Stock Exchange (NYSE) under the symbol “OWLT.”

Company Overview

Launched in 2012 by a committed team of parents, Owlet has built a connected and accessible nursery ecosystem that brings technology and vital data to modern parenting. The Company’s bestselling flagship product, the Owlet Smart Sock baby monitor, uses proprietary and innovative pulse-oximetry technology to track a baby’s heart rate, oxygen levels and sleep patterns to provide parents with invaluable peace of mind. The Owlet Smart Sock integrates seamlessly with Owlet’s camera product, the Owlet Cam, enabling parents to see and hear their babies via Owlet’s convenient smartphone app.

Owlet’s next generation innovation has resulted in strong net revenue growth, including more than 50% growth in 2020 after recording approximately $50 million in net revenue for 2019. The Company continues to pursue significant revenue upside opportunity by leveraging its proprietary data to build out its products and services, including a potential telehealth suite of recurring services. Led by a team of forward-thinking founders and seasoned management, the Company is addressing a large and growing potential addressable market of over $81 billion.

Owlet has built a strong and highly loyal customer base of brand ambassadors who value the information and peace of mind that Owlet’s products provide during some of the most critical moments of their child’s developmental journey. The majority of Owlet’s consumers and loyal advocates are first-adopters and millennials, a high-value demographic that is influential in product trends and digital-application adaptation. The Company’s product and services platform is designed to serve these customers and future generations by providing parents with the right information at the right time to best care for their babies. Owlet’s products have garnered industry praise and recognition, receiving 21 industry awards and 15 design and innovation awards, including the honor of winning the Consumer Electronics Show award for Best Wearable for the Owlet Band in 2019 and being an honoree in the Consumer Electronics Show in the Software & Mobile Apps category for the Owlet Dream Lab in 2020.

Management Comments

“We’re thrilled to partner with Sandbridge as we continue our goal of helping parents succeed in the parenting journey,” said Kurt Workman, CEO and founder of Owlet. “Ken Suslow and Domenico De Sole are category-defining modern brand creators, and will help usher Owlet into our next phase of growth as we expand our product suite and work to support family needs through some of the most crucial years of raising children. We look forward to further serving our current loyal customers as well as addressing a sizable untapped market, spanning multiple consumer touchpoints, and building Owlet into a vital family platform that will serve parents for generations to come.”

“Since day one, the core thesis at Eclipse has been that true disruption of physical-world sectors, such as consumer health, would require full-stack — rather than incremental — solutions. Having met Owlet in its infancy and helped build the company for the last few years, I am excited about this well-deserved next step,” said Lior Susan, Chairman of Owlet’s Board and Founding Partner of Eclipse Ventures, Owlet’s largest investor. “Owlet’s goal is to become an indispensable part of the modern nursery, and we are enthusiastic to extend the reach of the company by working with Sandbridge."

“Ken Suslow brings vast consumer brand expertise, having led Sandbridge Capital’s investments in global brands such as Farfetch, Rossignol, Thom Browne, Hydrow, Youth to the People and the RealReal,” Susan added. “With additional support from the PIMCO private funds team, the key partners are aligned for the future of the company and working to create long-term shareholder value — positioning Owlet to serve more families and provide even greater peace of mind to parents.”

Ken Suslow, Chairman & CEO of Sandbridge Acquisition added, “We are excited to be partnering with Lior Susan and the impressive Owlet team on their next-gen, mission driven approach to building out the connected nursery ecosystem of the future – we believe the opportunity here is immense. The Company’s modern data driven platform serves as a fundamental tool for enabling parents to monitor their infants’ wellbeing, while also presenting a compelling opportunity to leverage this real-time data into smart telehealth solutions as the next wave of this dynamic platform continues to evolve. Sandbridge is truly gratified to partner with Owlet on such substantial growth opportunities in support of global infant health & wellness.”

Key Transaction Terms

The business combination values Owlet on a pre-transaction basis at a $1,000 million equity value and values the post-transaction combined company at an enterprise value of approximately $1,074 million. It is expected to deliver up to $325 million of cash to the combined company, after payment of estimated transaction expenses, through the contribution of up to $230 million of cash held in Sandbridge’s trust account and a $130 million concurrent private placement (PIPE) of common stock, priced at $10.00 per share. PIPE participants include leading institutional investors, including funds managed by Fidelity Management & Research LLC, Janus Henderson Investors, Neuberger Berman Funds, OrbiMed, private funds affiliated with PIMCO, and Wasatch Global Investors.

As part of the transaction, Owlet’s current management and existing equity holders intend to roll nearly 100% of their equity into the combined company. Leading existing institutional backers of the Company, including Eclipse Ventures and Trilogy Equity Partners, intend to roll 100% of their equity into the combined company.

The transaction has been unanimously approved by the Boards of Directors of both Owlet and Sandbridge. Completion of the proposed transaction is subject to approval of Sandbridge and Owlet stockholders and other closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and is expected to be completed in the second quarter of 2021.

A more detailed description of the transaction terms and copies of the key transaction agreements will be included in a current report on Form 8-K to be filed by Sandbridge with the SEC.

Advisors

BofA Securities is serving as exclusive financial advisor to Owlet and Latham & Watkins LLP is serving as legal counsel.

Citigroup is serving as exclusive capital markets advisor to Sandbridge and Citigroup and BofA Securities are serving as private placement agents to Sandbridge. Ropes & Gray LLP is serving as legal counsel to Sandbridge.

Management Presentation

A presentation made by the management teams of Owlet and Sandbridge regarding the transaction will be available on the websites of Sandbridge at www.sandbridgeacquisition.com and Owlet at www.owletcare.com. Sandbridge will also file the presentation with the SEC as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at www.sec.gov.

Investor Conference Call Information

Owlet and Sandbridge will host a joint investor conference call to discuss the proposed transaction today, February 16, 2021 at 8:30 AM ET.

To listen to the prepared remarks via telephone from the U.S., dial 1-877-407-3982 and an operator will assist you. International investors may listen to the call by dialing 1-201-493-6780. A telephone replay will be available by dialing 1-844-512-2921 if in the U.S., and by dialing 1-412-317-6671 from outside the U.S. The PIN for access to the replay is 13716225. The replay will be available through February 23, 2021.

About Owlet Baby Care

Owlet Baby Care was founded by a team of parents in 2012. Owlet’s mission is to empower parents with the right information at the right time, to give them more peace of mind and help them find more joy in the journey of parenting. Owlet’s digital parenting platform aims to give parents real-time data and insights to help parents feel more calm and confident. Owlet believes that every parent deserves peace of mind and the opportunity to feel their well-rested best. Owlet also believes that every child deserves to live a long, happy, and healthy life, and is working to develop products to help facilitate that belief.

About Sandbridge Acquisition Corporation

Sandbridge Acquisition Corporation (NYSE: SBG.U) is a special purpose acquisition company with a team that includes experienced industry operators and investors who have partnered with leading high-growth consumer companies, including Thom Browne, Rossignol, The RealReal, Farfetch and Hydrow.

An affiliate of Sandbridge Capital and certain private funds managed by PIMCO are members of Sandbridge’s sponsor.

For more information, please visit www.sandbridgeacquisition.com.

Additional Information and Where to Find It

Sandbridge intends to file with the SEC a Registration Statement on Form S-4, which will include a proxy statement/prospectus, that will be both the proxy statement to be distributed to holders of Sandbridge’s Class A common stock in connection with its solicitation of proxies for the vote by Sandbridge’s stockholders with respect to the business combination and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of certain securities to be issued in the business combination. After the registration statement is declared effective, Sandbridge will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. Sandbridge’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the registration statement and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about the Company, Sandbridge and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of Sandbridge as of a record date to be established for voting on the proposed business combination. Stockholders of Sandbridge will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a written request to: Sandbridge Acquisition Corp., 1999 Avenue of the Stars, Suite 2088, Los Angeles, California 90067.

Participants in the Solicitation

Sandbridge and its directors and executive officers may be deemed participants in the solicitation of proxies from Sandbridge’s stockholders with respect to the proposed business combination. The names of those directors and executive officers and a description of their interests in Sandbridge is contained in Sandbridge’s final prospectus dated September 14, 2020 relating to its initial public offering and in subsequent filings with the SEC, which are available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of Sandbridge’s securities may have changed since that time, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available.

Owlet and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Sandbridge in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination when available.

Forward-Looking Statements

Certain statements, estimates, targets and projections in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or Sandbridge’s or Owlet’s future financial or operating performance. For example, statements regarding the satisfaction of closing conditions to the proposed business combination and the expected timing of the completion of the proposed business combination, the benefits of the proposed business combination, the competitive environment in which Owlet operates, and the expected future operating and financial performance and market opportunities of Owlet are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Sandbridge and its management, and Owlet and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of any definitive agreements with respect to the proposed business combination; the outcome of any legal proceedings that may be instituted against Sandbridge, Owlet, the combined company or others following the announcement of the proposed business combination and any definitive agreements with respect thereto; the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Sandbridge or to satisfy other conditions to closing, including the satisfaction of the minimum trust account amount following any redemptions; changes to the proposed structure or terms of the business combination that may be required or appropriate as a result of applicable laws or regulations or in response to market reaction to the announcement of the transaction; the ability to meet stock exchange listing standards at or following the consummation of the proposed business combination; the risk that the proposed business combination disrupts current plans and operations of Owlet as a result of the announcement and consummation of the proposed business combination, and as a result of the post-transaction company being a publicly listed issuer; the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the regulatory pathway for Owlet products and responses from regulators, including the U.S. Food and Drug Administration and similar regulators outside of the United States, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain Owlet’s management and key employees; costs related to the proposed business combination, including costs associated with the post-transaction company being a publicly listed issuer; changes in applicable laws or regulations; the possibility that Owlet or the combined company may be adversely affected by other economic, business, regulatory and/or competitive factors; Owlet’s estimates of expenses and profitability; the evolution of the markets in which Owlet competes; the ability of Owlet to implement its strategic initiatives and continue to innovate its existing products; the ability of Owlet to defend its intellectual property and satisfy regulatory requirements; the impact of the COVID 19 pandemic on Owlet’s business; the limited operating history of Owlet; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Sandbridge’s final prospectus dated September 14, 2020 relating to its initial public offering, and other risks and uncertainties indicated from time to time in the definitive proxy statement to be delivered to Sandbridge’s stockholders and the related registration statement on Form S-4, including those set forth under “Risk Factors” therein, and other documents to be filed with the SEC by Sandbridge.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Sandbridge nor Owlet undertakes any duty to update these forward-looking statements.

Contacts:

Investor Relations

Owlet Baby Care
Constantine Davides
Westwicke, an ICR company
constantine.davides@westwicke.com
(339) 970-2846

Sandbridge Acquisition Corporation
Rebecca Campbell
Konnect Agency
rcampbell@konnectagency.com
(213) 225-4415

Media Relations

Owlet Baby Care
Brooke Camit
brooke@owletcare.com

Cammy Duong
Westwicke, an ICR company
cammy.duong@westwicke.com
(203) 682-8380

Sandbridge Acquisition Corporation
Rebecca Campbell
Konnect Agency
rcampbell@konnectagency.com
(213) 225-4415